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                     July 31, 2023

       Ryan Gilbert
       Chief Executive Officer
       FTAC Zeus Acquisition Corp.
       2929 Arch Street
       Suite 1703
       Philadelphia, PA 19104

                                                        Re: FTAC Zeus
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 18, 2023
                                                            File No. 001-41082

       Dear Ryan Gilbert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Mark E. Rosenstein,
Esq.